LivePerson Expands Share Repurchase Program

Existing plan amended to authorize repurchase of $20 million of its common stock

NEW YORK, Feb. 16, 2016 /PRNewswire/ -- On February 10, 2016, the Board of Directors of LivePerson, Inc. (NASDAQ: LPSN), authorized the additional funding of a previously-announced stock repurchase program under which the Company has the ability to repurchase shares of its common stock at times and prices considered appropriate by the Board of Directors or a committee appointed by the Board of Directors. The Board authorized additional funding in the amount of $14 million, which together with existing funds in the program, will enable the Company to purchase up to an aggregate purchase price of $20 million under the existing program. The $14 million additional funding is in addition to $50 million previously authorized since December 2012 when the repurchase program was originally adopted.

The Company may effectuate the stock repurchase program through purchases in the open market or privately negotiated transactions, depending upon prevailing market conditions and other corporate considerations. The stock repurchase program is subject to business and market conditions, and may be suspended or discontinued at any time by the Board of Directors of the Company. The repurchase program is scheduled to expire on December 31, 2016. The stock repurchase program will be funded using the Company’s available cash.

About LivePerson
LivePerson, Inc. (NASDAQ: LPSN) is a leading provider of mobile and online messaging, enabling a meaningful connection between brands and consumers. LiveEngage, the Company's enterprise-class, cloud-based platform, empowers consumers to stop wasting time on hold with 1-800 numbers and instead message their favorite brands — just as they do with friends and family. More than 18,000 businesses, including Adobe, Citibank, EE, HSBC, IBM, Orbitz, PNC, The Home Depot, and Walt Disney, rely on the unparalleled intelligence, security, and scalability of LiveEngage to reduce costs, increase lifetime value, and create meaningful connections with consumers.

For more information, please visit www.liveperson.com. To view other global press releases about LivePerson, please visit pr.liveperson.com.

CONTACT: IR
Matthew Kempler
1-212-609-4214
mkempler@liveperson.com

CONTACT: PR
Erin Kang
1-212-609-4256
ekang@liveperson.com